JNL Investors Series Trust 485BPOS

  Ex. 99.28(h)(1)(iii)

Amendment to

Amended and Restated Administration Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Asset Management, LLC, a Michigan limited liability company (the “Administrator”).

Whereas, the Trust and the Administrator (the “Parties”) entered into an Amended and Restated Administration Agreement effective as of the 13th day of September, 2021, as amended (the “Agreement”), whereby the Administrator agreed to provide certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the dissolution of the JNL Securities Lending Collateral Fund, effective September 30, 2023.

Whereas, pursuant to Board approval of the dissolution of the JNL Securities Lending Collateral Fund, the Parties have agreed to amend the Agreement to remove the JNL Securities Lending Collateral Fund and its fees, effective September 30, 2023.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced, in its entirety, with Schedule A dated September 30, 2023, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced, in its entirety, with Schedule B dated September 30, 2023, attached hereto.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed, effective September 30, 2023.

JNL Investors Series Trust		Jackson National Asset Management, LLC
By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A

Dated September 30, 2023

(List of Funds)

Fund	Classes
JNL Government Money Market Fund	Class I
Class SL

A-1

Schedule B

Dated September 30, 2023

Fund/Classes	Assets	Fee
JNL Government Money Market Fund (Class I Shares and Class SL Shares)	$0 to $3 billion $3 billion to $5 billion Over $5 billion	0.10% 0.09% 0.08%

B-1